Exhibit 99.1

The Cannabist Company Announces Closing of Transaction for the Sale of Virginia Assets to an Affiliate of Millstreet

Chelmsford, MA, February 5, 2026 - The Cannabist Company Holdings Inc. (Cboe CA: CBST) (OTCQB: CBSTF) (“The Cannabist Company” or the “Company”), one of the most experienced cultivators, manufacturers and retailers of cannabis products in the U.S., today announced the closing of the transaction, previously announced on December 18, 2025, to sell all of the ownership interests of its subsidiary engaged in the business of cultivating, producing, manufacturing, distributing and selling cannabis in the Commonwealth of Virginia to an entity affiliated with Millstreet Credit Fund LP (the “Transaction”).  The Virginia assets consist primarily of 5 active retail locations, 1 additional retail location in development, and approximately 82,000 square feet of cultivation and production capacity in the Richmond region.

The total consideration for the Transaction was $130 million, consisting of $117.5 million payable in cash at closing of the Transaction (the “Closing”) and the remaining $12.5 million (the “Offset Escrow Amount”) to be escrowed at Closing and to be released in two parts: (i) up to $1 million, upon the finalization of the post-closing purchase price adjustment and (ii) the remaining amount not otherwise used to satisfy indemnification obligations, following the nine-month anniversary of the Closing. The purchase price is subject to post-closing adjustment based on the final determination of cash, debt, net working capital, unpaid transaction expenses and certain transaction payments as of Closing.

In anticipation of the closing of the Transaction, on January 29, 2026, the Company issued a qualified partial redemption notice to the holders of its 9.25% Senior Secured Notes due 2028 and its 9.00% Senior Secured Convertible Notes due 2028 (together, the "Notes"), to redeem the Notes in part, at a redemption price of 100% of the principal amount of Notes being redeemed, plus accrued but unpaid interest to, but excluding the redemption date (the “Redemptions”). The Notes were issued pursuant to an Amended and Restated Trust Indenture dated May 29, 2025, between the Company and Odyssey Trust Company, as trustee, as supplemented by the First Supplemental Indenture dated May 29, 2025.  It is expected that the Company will redeem on February 13, 2026, (i) $84,488,000 aggregate principal amount of the 9.25% Senior Secured Notes and (ii) $6,469,000 aggregate principal amount of the 9.00% Senior Secured Convertible Notes, in each case plus accrued and unpaid interest.

Moelis & Company LLC acted as financial advisor to the Company. Stikeman Elliott LLP acted as Canadian counsel. Weil, Gotshal & Manges LLP and Foley Hoag LLP acted as United States counsel.

About The Cannabist Company (f/k/a Columbia Care)

The Cannabist Company, formerly known as Columbia Care, is one of the most experienced cultivators, manufacturers and providers of cannabis products and related services, with licenses in 11 U.S. jurisdictions. The Company operates 69 facilities including 54 dispensaries and 15 cultivation and manufacturing facilities, including those under development. Columbia Care, now The Cannabist Company, is one of the original multi-state providers of cannabis in the U.S. and now delivers industry-leading products and services to both the medical and adult-use markets. In 2021, the Company launched Cannabist, its retail brand, creating a national dispensary network that leverages proprietary technology platforms. The company offers products spanning flower, edibles, oils and tablets, and manufactures popular brands including dreamt, Seed & Strain, Triple Seven, Hedy, gLeaf, Classix, Press, and Amber. For more information, please visit www.cannabistcompany.com.

Investor & Media Contact

Lee Ann Evans
SVP, Capital Markets & Communications
investor@cannabistcompany.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 and corresponding Canadian securities laws. Such forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company’s beliefs regarding use of proceeds, future events, plans, strategies, or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “future”, “scheduled”, “estimates”, “forecasts”, “projects,” “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved”. Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein, including, without limitation, closing of the Transaction as well as the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2024, its quarterly report on Form 10-Q for the quarter ended September 30, 2025, and any subsequent quarterly reports on Form 10-Q, in each case, filed with the U.S. Securities and Exchange Commission at www.sec.gov and in Canada on SEDAR+, available at www.sedarplus.ca.  The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information or forward-looking statements that are contained or referenced herein, except as may be required in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice regarding forward-looking information and statements.